EXHIBIT 99(a)

                          TECH-SYM CORPORATION REPORTS

                      THIRD QUARTER AND NINE MONTHS RESULTS

        HOUSTON, TEXAS, October 30, 1997 -- Tech-Sym Corporation (NYSE:TSY) today announced operating results for the third quarter and nine months ended September 30, 1997.

        Revenue from continuing operations for the quarter was $69.0 million, compared to $83.2 million reported in the third quarter of 1996. The Company experienced a net operating loss from continuing operations for the quarter of $1.5 million, or $0.24 per share, compared to net income of $3.9 million, or $0.62 per share, for the same period last year.

        Revenue from continuing operations for the nine month period ended September 30, 1997, was $216.4 million, compared to $214.8 million reported for the same period last year. Net income from continuing operations for the nine month period was $5.0 million, or $0.82 per share, compared to $23.7 million, or $3.68 per share, for the nine month period ended September 30, 1996, which included a net gain of $13.7 million, or $ 2.13 per share, related to the sale of 24.7% of GeoScience Corporation.

        The operating results include a one time charge of $2.3 million in revenue which results in a $1.6 million charge to net income from continuing operations, or $0.26 per share, due to errors in determining 1997 sales and earnings at the Company's TRAK Microwave subsidiary. The Company is conducting a review to determine the proper amount of this adjustment applicable to each of the first and second quarters of 1997. After determining the quarterly impact, management will restate such quarters and amend the related Form 10-Qs.

        Wendell W. Gamel, Chairman and President, stated, "Problems implementing a new management information system installed to handle the growth in business at TRAK Microwave Corporation resulted in delivery delays and increased production costs during 1997. Also, the use of manual inputs resulted in errors in determining sales and earnings during the year. We believe the problems have been identified and additional training, system improvements, and management interaction will prevent such problems in the future. Our challenge is to translate the growth in the communications business area to our bottom line."
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        The Company's third quarter results were also adversely affected by the loss from continuing operations posted by its majority owned subsidiary, GeoScience Corporation (Nasdaq:GSCI). The GeoScience loss resulted from the shifting of certain sales anticipated in the third quarter to future periods due to internal logistical issues of some of their customers. Increased engineering, manufacturing and warranty costs also contributed to the loss. The Company believes that its share of the increased manufacturing costs recorded by GeoScience in the third quarter of 1997, approximately $550,000, or $0.09 per share after tax, relates to the operations of the first and second quarter. The Company is in the process of determining the quarterly impact and will include the effect in the aforementioned amendment of the first and second quarter Form 10-Qs.

        Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including oil and gas exploration, communications, and defense systems.

                                       ##

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:          Wendell W. Gamel                   Ed Bisno/Stacy Lipschitz
                  Chairman and President             Media Contact: Lee Foley
                  713/785-7790                       Morgen-Walke Associates
                                                     212/850-5600
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                              TECH-SYM CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME

                      (in thousands, except per share data)
                                   (unaudited)
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


                                                               Quarter Ended      Nine Months Ended
                                                               September 30,         September 30,

                                                              1997       1996       1996        1997
                                                            --------   --------   ---------   --------
Sales ....................................................  $ 68,954   $ 83,181   $ 216,377   $214,769
                                                            --------   --------   ---------   --------
Income (loss) from continuing operations before
     income taxes, minority interest, gain on issuance
     of stock, and extraordinary item ....................    (2,580)     6,350       7,219     15,716

Provision (benefit) for income taxes and minority
     interest expense from continuing operations .........    (1,108)     2,497       2,265      5,728
                                                            --------   --------   ---------   --------
Income (loss) from continuing operations before
     gain on issuance of stock and extraordinary item ....    (1,472)     3,853       4,954      9,988

Loss from discontinued operation net of applicable
     income taxes and minority interest ..................                 (556)    (1,236)     (2,119)
                                                            --------   --------   ---------   --------
Income (loss) before gain on issuance of stock and
     extraordinary item ..................................    (1,472)     3,297       3,718      7,869

Gain on issuance of stock and extraordinary loss on early
     extinguishment of debt net of applicable income taxes                                      12,723
                                                            --------   --------   ---------   --------
Net income (loss) ........................................  $ (1,492)  $  3,297   $   3,718   $ 20,592
                                                            ========   ========   =========   ========
Earnings (loss) per common share:
     Continuing operations ...............................  $  (0.24)  $   0.62   $    0.82   $   1.55
     Discontinued operation ..............................                (0.09)      (0.20)     (0.33)
     Gain on issuance of stock and extraordinary item ....                                        1.97
                                                            --------   --------   ---------   --------
Net income (loss) ........................................  $  (0.24)  $   0.53   $    0.62   $   3.19
                                                            ========   ========   =========   ========
Average common shares outstanding ........................     6,033      6,231       6,036      6,452
                                                            ========   ========   =========   ========

1996 results have been restated for the discontinued geoscientific software subsidiary.
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